                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.1a-11(c) or
         Section 240.1a-12



                             SOUTHWEST AIRLINES CO.
                 (Name of Registrant as Specified in its Charter)



       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount previously paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                                [COMPANY LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 21, 1998



To the Shareholders:

         The Annual Meeting of Shareholders of Southwest Airlines Co. (the "Company" or "Southwest") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas, on Thursday, May 21, 1998, at 10:00 A.M., local time, for the following purposes:

         (1)      the election of three directors;

         (2) amending the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock;

         (3) to take action on one shareholder proposal, if the proposal is presented at the meeting; and

         (4) transacting such other business as may properly come before such meeting.

         March 26, 1998 has been fixed as the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,

                                                              Colleen C. Barrett
                                                                       Secretary

April 6, 1998



         YOUR VOTE IS IMPORTANT, PLEASE DATE, VOTE, SIGN AND MAIL BACK THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                             SOUTHWEST AIRLINES CO.
                                 P. O. BOX 36611
                            DALLAS, TEXAS 75235-1611
                                 (214/792-4000)

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 21, 1998, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 6, 1998.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting of Shareholders, three directors are to be elected for a three-year term expiring in 2001 or until their respective successors are duly elected and qualified, to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

         The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

         The following table sets forth certain information for each nominee and present director of the Company. Each of the nominees for director named in the following table is now serving as a director of the Company. There is no family relationship between any of the directors or between any director and any executive officer of the Company.

                                                     DIRECTOR
NAME                                                  SINCE         AGE
----                                                 --------       ---
Samuel E. Barshop...............................       1975          68
Gene H. Bishop..................................       1977          67
C. Webb Crockett (1)............................       1994          64
William P. Hobby(1).............................       1990          65
Travis C. Johnson(1)............................       1978          61
Herbert D. Kelleher.............................       1967 (2)      66
Rollin W. King..................................       1967          66
Walter M. Mischer, Sr. .........................       1983          75
June M. Morris..................................       1994          67


----------
(1)      Current Nominee.

(2) Mr. Kelleher resigned as a director effective August 5, 1975, and he was reelected to the Board on April 27, 1976.


                                CURRENT NOMINEES

         Current nominees are to be reelected for a term expiring in 2001.

         C. Webb Crockett has been a shareholder in the Phoenix, Arizona, law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 1998.

         William P. Hobby was lieutenant governor of the State of Texas for 18 years until January 1991. He has been Chancellor of the University of Houston System since September 1995 and Chairman of Hobby Communications, L.L.C., Houston, Texas, a privately owned broadcasting company, for more than the past five years. He also served as Executive Editor of the Houston Post for more than 20 years.

         Travis C. Johnson has been a partner in the El Paso, Texas law firm of Johnson & Bowen for more than the past five years. Mr. Johnson is a director of Texas Commerce Bank - El Paso. Johnson & Bowen has performed services for the Company during the past and may do so in 1998.


                      DIRECTORS WHOSE TERM EXPIRES IN 1999

         Samuel E. Barshop was Chairman of the Board of Directors, President and Chief Executive Officer of La Quinta Inns, Inc., for more than five years prior to 1992. During 1992, Mr. Barshop resigned his positions as President and Chief Executive Officer, maintaining the position of Chairman of La Quinta Inns, Inc. until March 1994. La Quinta Inns, Inc. develops, owns, operates and licenses motor inns. Since March 1994, Mr. Barshop has been Chairman of the Board of Barshop & Oles, Co., Inc., a real estate company located in San Antonio, Texas.

         Gene H. Bishop was Chairman and Chief Executive Officer of Life Partners Group, Inc., a closely held life insurance holding company, from November 1991 until October 1994, when he retired. Prior to that time he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and

Chief Operating Officer of Lomas Mortgage USA since October 1990, becoming President and Chief Operating Officer of Lomas Mortgage USA in January 1991. Mr. Bishop is also a director of Paymentech, Inc. (a processor of credit card transactions), Liberte` Investors (a real estate investment trust), and Drew Industries, Inc.

         Rollin W. King engaged in executive education and consulting as the principal of Rollin King Associates from January 1, 1989 until his retirement on December 31, 1995. He owns and operates King Sporting Agency, Inc.

                      DIRECTORS WHOSE TERM EXPIRES IN 2000

         Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982.

         Walter M. Mischer, Sr. has been Chairman of the Board and Chief Executive Officer of Southern Investors Service Company, Inc. (formerly The Mischer Corporation), a real estate and financial investment company, and Hallmark Residential Group, Inc. (real estate development and homebuilding), for more than the past five years. Mr. Mischer is also a director of Howell Corporation.

         June M. Morris was a founder of Morris Air Corporation ("Morris"). Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October 1994, and subsequently she has been principally engaged in private investments. Morris was a domestic airline operating 21 Boeing 737 aircraft until its acquisition by Southwest in December 1993.

BOARD COMMITTEES

         The Board of Directors has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Hobby, Johnson (Chairman), King and Mischer and Mrs. Morris. The Audit Committee held three meetings during 1997. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Board of Directors has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop, Hobby and Mischer. The Compensation Committee held one meeting during 1997. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate. The Board of Directors has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held six telephone meetings during 1997, and otherwise acted by unanimous consent. The Company has no standing nominating committee of its Board nor any committee performing similar functions. During 1997, each director attended at least 75% of the total of the Board and committee meetings which he or she was obligated to attend.

DIRECTORS' FEES

         Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $10,000 for the year ending May 1997 and

$10,200 for the year ending May 1998, for services as a director. During 1997, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, $2,200 (increasing to $2,400 for the year ending May 1998) was paid for attendance at each meeting of the Board of Directors, and $900 (increasing to $950 for the year ending May 1998) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $4,725 (increasing to $4,925 for the year ending May 1998) per year for their services on such committee. The Chairmen of the Audit and Compensation Committees received annual fees of $3,800 and $2,100, respectively (increasing to $4,000 and $2,300, respectively for the year ending May 1998). Officers of the Company receive no additional remuneration for serving as directors or on committees of the Board.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         At the close of business on March 26, 1998, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 222,939,506 shares of Common Stock, $1.00 par value, each share of which is entitled to one vote.

MANAGEMENT

         The following table sets forth as of March 2, 1998, certain information regarding the beneficial ownership of Common Stock by the directors, each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors as a group.


                                                                                  NUMBER OF
                                                                                    SHARES             PERCENT
NAME OF DIRECTOR, OFFICER OR                                                     BENEFICIALLY            OF
IDENTITY OF GROUP                                                                OWNED (1)(2)         CLASS (2)
----------------------------                                                     ------------         ---------
Samuel E. Barshop...................................................                   76,248             *
Gene H. Bishop......................................................                   60,200             *
C. Webb Crockett....................................................                   12,000             *
William P. Hobby (3)................................................                   62,280             *
Travis C. Johnson...................................................                  135,900             *
Herbert D. Kelleher (4).............................................                3,936,246           1.7%
Rollin W. King (5)..................................................                  211,832             *
Walter M. Mischer, Sr...............................................                   82,912             *
June M. Morris (6)..................................................                1,173,727             *
Gary A. Barron (7)..................................................                   46,274             *
John G. Denison (8).................................................                  122,643             *
Colleen C. Barrett (9)..............................................                  135,103             *
James F. Parker (10)................................................                  138,680             *
Executive Officers and Directors as a Group
(17 persons) (11)...................................................                6,442,947           2.8%


----------
*        Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any.

(footnotes continue on next page)

         Such persons also beneficially owned an equal number and percentage of nonexercisable Common Share Purchase Rights of the Company that trade in tandem with its Common Stock.

         All share information in this proxy statement has been adjusted for the 3-for-2 stock split paid in November 1997.

(2) The number of shares beneficially owned includes shares which each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 222,627,708 shares of Common Stock outstanding on March 2, 1998 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

(3) Includes 1,980 shares held by a testamentary trust of which Governor Hobby is a co-trustee.

(4) Includes 2,089,795 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options; and 133,368 shares held in trust for unrelated individuals.

(5) Includes 1,500 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in these shares.

(6)      Held by a family trust of which Mrs. Morris is co-trustee.

(7) Includes 271 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 44,739 shares which Mr. Barron had the right to acquire within 60 days pursuant to stock options.

(8) Includes 6,705 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 115,788 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(9) Includes 451 shares held for her account under the Profit Sharing Plan with respect to which she has the right to direct the voting and 107,175 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(10) Includes 9,621 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 105,187 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(11) Includes 28,182 shares held for the accounts of certain officers under the Profit Sharing Plan with respect to which such persons have the right to direct voting.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE


                                                                                          LONG TERM
                                                                                        COMPENSATION
                                              ANNUAL COMPENSATION                          AWARDS
                                       --------------------------------------------      SECURITIES            ALL OTHER
                                                                                         UNDERLYING          COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR           SALARY ($)          BONUS ($)      OPTIONS(#)             ($)(1)
---------------------------            ----           ----------          ---------     ------------         ------------
Herbert D. Kelleher, Chairman          1997             $395,000           $172,000           2,250(2)         $ 71,014
   of the Board, President and         1996              395,000            172,000         644,395              53,893
   Chief Executive Officer             1995              395,000            172,000              --              56,253

Gary A. Barron,                        1997             $222,434           $115,000          18,751            $ 20,500
   Executive Vice                      1996              213,879            160,000          12,075              20,052
   President - Operations              1995              205,653            125,000          10,500              20,760

John G. Denison,                       1997             $209,514           $115,000          19,629            $ 20,500
   Executive Vice President -          1996              201,456            100,000          12,660              20,052
   Corporate Services                  1995              193,707            100,000          11,085              20,760

Colleen C. Barrett, Executive          1997             $207,787           $150,000          19,126            $ 20,500
   Vice President - Customers;         1996              197,628            100,000          12,075              20,052
   Corporate Secretary                 1995              188,084            100,000          10,500              20,760

James F. Parker,                       1997             $181,233           $ 75,000          12,646            $ 20,500
   Vice President -                    1996              174,262            110,000           8,100              20,052
   General Counsel                     1995              167,560             85,000           7,050              20,760

(1) Consists of amounts contributed by the Company pursuant to the Southwest Airlines Co. Profit Sharing Plan and 401(k) Plan in which all employees of the Company are eligible to participate. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10%, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Profit Sharing Plan but which exceed the contributions permitted by Federal tax laws, totalling $50,514, $33,393, and $35,753 for 1997, 1996 and 1995, respectively.
         See "Employment and Other Contracts".

(2) Granted to Mr. Kelleher in respect of options exercised and held by him. See "Board Compensation Committee Report on Executive Compensation".

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in 1997 to the named executive officers:


                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                       AT ASSUMED ANNUAL RATES OF
                                                                                                      STOCK PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS                                               OPTION TERM (1)
                                     ------------------------------                                   ----------------------------
                                      NUMBER OF        PERCENT OF
                                     SECURITIES       TOTAL OPTIONS
                                     UNDERLYING        GRANTED TO        EXERCISE
                                       OPTIONS        EMPLOYEES IN         PRICE       EXPIRATION
           NAME                      GRANTED (#)       FISCAL YEAR       ($/SHARE)        DATE          5% ($)           10% ($)
--------------------------------     -----------      -------------      ---------     ----------     ----------       -----------
Herbert D. Kelleher                      2,250             .06%          $ 14.8333       01/01/07     $   20,989       $    53,191

Gary A. Barron (2)                      18,751             .53%          $   14.50       01/24/07     $  170,990       $   433,322

John G. Denison (2)                        878             .02%          $ 14.8333       01/01/07     $    8,190       $    20,756
                                        18,751             .53%              14.50       01/24/07     $  170,990       $   433,322
Colleen C. Barrett (2)                     375             .01%          $ 14.8333       01/01/07     $    3,498       $     8,865
                                        18,751             .53%              14.50       01/24/07     $  170,990       $   433,322
James F. Parker (2)                        150              --           $ 14.8333       01/01/07     $    1,399       $     3,546
                                        12,496             .35%              14.50       01/24/07     $  113,951       $   288,773


(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Options to the named individuals were granted under the Company's 1991 Non-Qualified Stock Option Plan and 1991 Incentive Stock Option Plan at fair market value on the date of the grant. Such options are exercisable as follows: One-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment; except that options to purchase 2,250 shares granted to Mr. Kelleher, 878 shares granted to Mr. Denison, 375 shares granted to Ms. Barrett, and 150 shares granted to Mr. Parker vest immediately. The exercise price per share has been adjusted to give effect to the 3-for-2 stock split distributed on November 26, 1997.

         At January 24, 2007, the expiration date of the $14.50 options described above, the stock price for Southwest Common Stock would be $23.619 or $37.6093 per share, assuming annual appreciation rates from January 24, 1997 at 5% or 10%, respectively. However, if the price of the Common Stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. All of the preceding appreciation calculations are compounded annually.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAREND OPTION VALUES

         The following table shows stock option exercises by the named executive officers during 1997. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the yearend price of the Common Stock.


                                                                     Number of Securities               Value of Unexercised
                                                                Underlying Unexercised Options              In-the-Money
                                                                     at Fiscal Yearend (#)         Options at Fiscal Yearend ($)(2)
                                                                ------------------------------     ---------------------------------
                          Shares Acquired    Value Realized     Exercisable      Unexercisable     Exercisable         Unexercisable
        Name              on Exercise(#)        ($)(1)              (#)               (#)              ($)                  ($)
----------------------    ---------------    --------------     -----------      -------------     -----------         -------------
Herbert D. Kelleher              236,250     $    3,195,929       2,049,902            633,956     $41,575,879         $   8,214,444
Gary A. Barron                   108,234     $    1,416,550          11,251             72,540              --         $   1,286,879
John G. Denison                      -0-                -0-         121,714             72,541     $ 1,755,564         $   1,286,887
Colleen C. Barrett                15,000     $      217,916          92,259             72,541     $ 1,196,343         $   1,286,887
James F. Parker                   22,500     $      419,688          78,588             59,609     $ 1,149,359         $   1,089,780


(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2) The closing price of the Common Stock on December 31, 1997, the last trading day of Southwest's fiscal year, was $24.625 per share.

EMPLOYMENT AND OTHER CONTRACTS

         The Company re-employed Herbert D. Kelleher, effective as of January 1, 1996, as President and Chief Executive Officer under a five-year Employment Contract. The contract provides for an annual base salary of $395,000, in the first four years, increasing to $450,000 in the year 2000. The Employment Contract also provides for additional benefits including: (i) a discretionary annual cash bonus, not exceeding $172,000 in the first four years and $196,000 in the year 2000; (ii) long-term disability insurance providing for disability payments of $6,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; and (iv) deferred compensation bearing interest at 10% in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20% or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid base salary for the remaining term of his Employment Contract plus $750,000 subject to reduction to avoid any "excess parachute payment" for federal income tax purposes.

         The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his one-year term of employment.

         The Board of Directors of the Company established in 1988 a Change in Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the plan). All employees of the Company are participants in the Severance Pay Plan except the President, any Vice President participating in the Executive Service Recognition Plan and all other employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control". The employee would also remain eligible for a 12 month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a "change in control" shall be deemed to have occurred if 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the plan.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Salary Administration Program for Southwest's noncontract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such noncontract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                                       Southwest Airlines Co.
                                       Salary Administration Manual

         The above principles are applied to all Southwest noncontract employees, including executive officers. The compensation of Southwest's executive officers is reviewed by the Compensation Committee of the Board of Directors on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation.

         At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to Mr. Kelleher's 1996 Employment Contract, addressed below.

         The principal elements of compensation for Southwest's executive officers are the following:

         Base Salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's President.

         Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other noncontract employees.

         Annual Incentive Bonus. Only officers of the Company are eligible for annual incentive bonuses. The amount of each bonus is determined by the Compensation Committee at the end of each year, including Mr. Kelleher's discretionary bonus (which is capped pursuant to his Employment Contract).

         In fixing the salary and bonus amounts for 1997, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

         The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

         Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company adopted its 1991 and 1996 Incentive Stock Option Plans and 1991 and 1996 Non-Qualified Stock Option Plans. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants are based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. There is no limit on the number of options that may be granted to any one individual under the 1991 Plans. Each of the 1996 Plans limits the number of options that may be granted to any one individual in any calendar year to 75,000 shares.

         Although it is not contractually obligated to do so, it has been the practice of the Committee to grant additional options to employees (including the named executive officers) who exercise options under the above Stock Option Plans and hold the acquired stock. Such grants have been made on January 1 of each year in an amount equal to five percent of the number of shares held by the employee on the previous December 31 as a result of option exercises. On January 1, 1998, the total such options granted was 18,328, of which 4,860 were to named executive officers.

         Kelleher 1996 Employment Contract. Mr. Kelleher's 1997 compensation was determined by his existing employment agreement, entered into on January 1, 1996. See "Compensation of Executive Officers - Employment and Other Contracts". As a result of the $1 stock options granted to Mr. Kelleher in his 1996 Employment Contract, some portion of Mr. Kelleher's compensation may not be deductible pursuant to current Internal Revenue Service regulations. At the time the Company entered into such agreement, the Committee believed that it was in the best interests of all shareholders to structure Mr. Kelleher's compensation in a manner consistent with past practices, in a way designed to ensure his continued service to Southwest.

         Executive officers, including the President, participate in the Southwest Airlines Profit Sharing Plan and 401(k) Plan, which are available to all Southwest employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                       COMPENSATION COMMITTEE

                                       Samuel E. Barshop, Chair
                                       Gene H. Bishop
                                       William P. Hobby
                                       Walter M. Mischer, Sr.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Due to a clerical error, Colleen C. Barrett, Executive Vice President - Customers and Corporate Secretary filed a Form 4, reporting an exercise of employee stock options, which was one week late.

                                PERFORMANCE GRAPH

         The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard & Poor's Transportation Index assuming a $100 investment made on December 31, 1991. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX
                          AND S&P TRANSPORTATION INDEX


                             [PERFORMANCE GRAPH]

                        1992      1993      1994      1995      1996      1997
                       -------   -------   -------   -------   -------   -------
Southwest Airlines      100.00    190.29     85.41    117.49    112.57    189.33
S&P 500                 100.00    110.04    111.56    152.47    188.47    249.05
S&P
Transportation          100.00    119.03     99.87    138.50    159.18    204.96
                       =======   =======   =======   =======   =======   =======

                    AMENDMENT TO ARTICLES OF INCORPORATION TO
                   INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                    (ITEM 2)


         Recently, the Board of Directors of the Company has approved, and is recommending to the shareholders for approval at the Annual Meeting, an amendment to Article Four of the Articles of Incorporation to increase the number of authorized shares of Common Stock from 680,000,000 to 850,000,000. The Company presently has authorized 680,000,000 shares of Common Stock, $1.00 par value. As of December 31, 1997, 221,207,083 shares were issued and outstanding, and the Company had approximately 49,000,000 additional shares reserved for issuance pursuant to employee stock benefit plans and an additional approximately 270,000,000 shares reserved for issuance upon exercise of rights outstanding under the Common Share Purchase Rights Plan established in July 1986. Except as indicated with respect to currently reserved shares of Common Stock, the Company has no present intention, plan, understanding or agreement to issue additional shares of Common Stock. The Board of Directors, however, believes that the proposed increase in authorized shares of Common Stock, at the same par value, is desirable at this time to enhance the Company's flexibility in connection with other possible future actions such as stock dividends or splits or funding employee benefit plans.

         Holders of Common Stock have no pre-emptive or other rights to subscribe for additional shares. Depending upon the purpose for which any additional shares are issued, shareholder approval might not be necessary. Further issuance of additional shares of Common Stock might dilute, under certain circumstances, either shareholders' equity or voting rights.

REQUIRED VOTE

         The affirmative vote by the holders of at least two-thirds of the outstanding shares of Common Stock of the Company is required for approval of the proposed amendment. The Board of Directors recommends a vote FOR the proposed amendment.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 3)

         An owner* of the requisite number of shares of Common Stock has given notice that he intends to present for action at the Annual Meeting the following resolution:

         "RESOLVED: The Shareholders request The Board eliminate the quarterly dividend by the 1Q 2000."

         The following statement was submitted in support of such resolution:

         "Southwest recently defended the dividend because "it makes our Stock eligible for institutions that invest only in dividend-paying securities."(1) As of the close of business Nov. 18, 1997, the Benchmark 30-year Treasury yield was 6.068%, the S&P 500 was 1.444%, whereas Southwest was only 0.168%.(2) Also, save Delta Airlines, Southwest is the only major U.S. airline that presently pays a dividend. Despite having no dividend, the major U.S. airlines listed below have a healthy percentage of institutional investors:(3)

                               % Institutional Investors           Source
                               -------------------------           ------
         AMR                               83%                01-NOV-97  S&P  SG
         UAL                               74%                02-NOV-97  S&P  SG
         Continental                       89%                01-NOV-97  S&P  SG
         Northwest                         37%                02-NOV-97  S&P  SG
         U.S. Airways                      71%                01-NOV-97  S&P  SG
         America West                      61%                01-NOV-97  S&P  SG
         Delta                             73%                02-NOV-97  S&P  SG
         Southwest Airlines                54%                30-OCT-97  S&P  SG

         S&P SG = Standard & Poors Stock Guide

         Furthermore, Southwest is "concerned that elimination of the dividend would send a negative message to Wall Street about our own view of our company's prospects."(1) A study was recently performed comparing the merits of a dividend program versus a share repurchase program. Shareholders in the highest federal income tax bracket each year since 1976 who owned 156 shares since 4Q 1976 (when dividend payments began) have realized approximately $3,400 in dividends after federal income taxes as of Oct. 1, 1997. If these dividends over time were reinvested without cost since 1976, the investment would be worth approximately $283,000 after present federal capital gains taxes for 5 year plus holdings. If the dividends were not reinvested, the investment value would be worth approximately $264,000 after federal taxes. Had Southwest instead used the dividend payout to repurchase stock regularly since 1976, the investment value of 156 shares invested in 1976 would be worth approximately $303,000 after present federal capital gains taxes. Therefore, in the company's continuous efforts to maximize shareholder value, eliminating the dividend for, AT MINIMUM, an ongoing share repurchase program can be easily justified to Wall Street. Other uses such as ADDITIONAL cash retention and debt reduction programs for future growth would also be preferred to the present dividend program.

         Finally, in most cases, Southwest is preferred by investors of all types because of the high quality of leadership it possesses, the truly high value and investment it places in its employees, the low relative costs it fortuitously pursues, and the virtually limitless and favorable future growth opportunities with which it is presented at this time, not because it maintains a dividend."

         Therefore,

                  "GIVEN that Southwest is in the highly capital intensive aerospace industry;

                  GIVEN that other major U.S. airlines demonstrate the ability to retain a relatively high percentage of institutional investors without a dividend;

                  GIVEN the dividend yield is not competitive relative to those of such industries as energy, real estate, tobacco, consumer durable and non-durables, the S&P 500, or the 30-Year Treasury; and

                  GIVEN that taxes on dividends are substantially higher relative to taxes on capital gains, a dividend is not in the best interest of ALL long-term Southwest shareholders, and its elimination is favored in this proposal."

--------------------------

Reference 1:      Southwest Airlines Co. Memorandum dated September 5, 1997.
Reference 2:      USAA Brokerage Services, San Antonio, Texas.
Reference 3:      S&P Stock Guide Reports 3Q 1997.

         Please mark your proxy "FOR", if you do not, the company will vote your proxy "AGAINST".

---------------------------

* The Company will provide the name, address and number of shares owned by the proponent, upon request.

BOARD OF DIRECTORS POSITION

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

         Notwithstanding the information presented in this shareholder's proposal, it is the position of the Board of Directors of Southwest that it is not in the best interest of all shareholders to discontinue the dividend at this time. Though there are institutional investors without investment restrictions related to dividends, there are others who are not permitted to invest in companies which do not pay a dividend. The Board of Directors does not want to foreclose Southwest as an investment opportunity for such investors. Further, the Board feels that there is a substantial risk of a negative reaction, resulting in an unfavorable impact on stock values, of a discontinuance of the dividend, no matter what the Company's actual results or prospects may be.

         Finally, the Board notes that since the dividend was first adopted in 1976, approximately $7,000,000 in dividends have been paid to Employee shareholders.

         THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 1998. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

                                  OTHER MATTERS

NOTICE REQUIREMENTS

         To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

         In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 1999 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 3, 1998.

DISCRETIONARY AUTHORITY

         In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

         The Board of Directors does not know of any other matters which are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.


                                             By Order of the Board of Directors,

                                                             Herbert D. Kelleher
                                            Chairman of the Board, President and
                                                         Chief Executive Officer
April 6, 1998

                                     PROXY
         SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

    The undersigned hereby appoints Colleen C. Barrett, Herbert D. Kelleher and Gary C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 21, 1998, or at any adjournments thereof, as follows:

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

    (1) ELECTION OF DIRECTORS                    [ ]  FOR all nominees listed                 [ ]  WITHHOLD AUTHORITY to vote
                                                 below (except those indicated to                  for all nominees listed
                                                      the contrary below, see                      below
                                                      instructions)
        C. Webb Crockett, William P. Hobby and Travis C. Johnson

    INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "APPROVE" THE FOLLOWING:

    (2) amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock.

         [ ]  APPROVE or         [ ]  DISAPPROVE or         [ ]  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER PROPOSAL:

    (3) shareholder proposal related to elimination of the cash dividend as described in proxy statement related to the meeting.

         [ ]  APPROVE or         [ ]  DISAPPROVE or         [ ]  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "WITH" AUTHORITY ON THE FOLLOWING
MATTER:

    (4) authority to vote on any business that may properly come before the meeting.

                   [ ]  WITH or                   [ ]  WITHOUT

                     (Please Date and Sign on Reverse Side)

  Please complete, sign and promptly mail this proxy in the enclosed envelope.

    ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "APPROVE" ITEM 2, "DISAPPROVE" ITEM 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                                    Dated: ________, 1998

                                                    ----------------------------

                                                    ----------------------------
                                                    Please sign exactly as name
                                                    appears on this card. Joint
                                                    owners should each sign.
                                                    Executors, administrators,
                                                    trustees, etc., should give
                                                    their full titles.